Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                                                        Contact:
New York, N.Y. 10022                                                                                                                                                                  Mark L. Aaron
                                            212-230-5301
                                            mark.aaron@tiffany.com

TIFFANY REPORTS FIRST QUARTER RESULTS;
MANAGEMENT UPDATES ANNUAL FORECAST

New York, N.Y., May 24, 2012 – Tiffany & Co. (NYSE: TIF) today reported its financial results for the three-month period ended April 30, 2012 (“first quarter”). Net sales increased 8% and net earnings rose 1% to $0.64 per diluted share. If nonrecurring items recorded in the first quarter of 2011 had been excluded, net earnings would have declined 5% (see “Non-GAAP Measures” schedule).

Summary of results for the first quarter:
•
Worldwide net sales increased 8% to $819 million. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales rose 8% and comparable store sales rose 4%.

•	Net earnings increased 1% to $82 million, or $0.64 per diluted share, versus $81 million, or $0.63 per diluted share, in 2011.

•
Net earnings in the first quarter of 2011 had been reduced by $0.04 per diluted share for nonrecurring items related to the relocation of Tiffany’s New York headquarters staff (see “Non-GAAP Measures” schedule). Excluding those items, net earnings in the first quarter declined 5% from last year.

Michael J. Kowalski, chairman and chief executive officer, said, “In terms of our sales for the first quarter, regions outside the Americas performed generally as expected. However, the Americas region underperformed, continuing a soft trend that began in the last quarter of 2011 and compounded by the difficult comparison to substantial sales growth in last year’s first quarter. These sales results led to net earnings modestly trailing our expectations.”

Net sales highlights were as follows:
•
In the Americas region, sales rose 3% to $386 million. On a constant-exchange-rate basis, total Americas sales rose 3% and comparable store sales were flat (comparable branch store sales increased 1% and sales in the New York flagship store declined 4%) on top of a 17% increase in comparable store sales in last year’s first quarter. Combined Internet and catalog sales in the Americas increased 1%. The Americas region represents slightly less than half of worldwide sales.

•
Sales in the Asia-Pacific region increased 17% to $195 million. On a constant-exchange-rate basis, total sales rose 16%, while comparable store sales rose 10% (on top of 26% comparable store sales growth in last year’s first quarter) due to increased sales in most countries.

•
In Japan, sales rose 15% to $142 million. On a constant-exchange-rate basis, total sales and comparable store sales rose 13% and 12%, respectively; comparable store sales had declined 3% in last year’s first quarter.

•
Sales in Europe increased 3% to $88 million. On a constant-exchange-rate basis, total sales rose 7% while comparable store sales were equal to the prior year (versus 15% comparable store sales growth in last year’s first quarter) with no meaningful difference between the U.K. and overall continental Europe.

•
The Company opened four stores in the first quarter: in Mexico City, Montreal, Salt Lake City and Wuhan, China. At April 30, 2012, the Company operated 251 stores (105 in the Americas, 59 in Asia-Pacific, 55 in Japan and 32 in Europe), compared with 232 stores (96 in the Americas, 52 in Asia-Pacific, 55 in Japan and 29 in Europe) a year ago.

•	Other sales declined 14% to $9 million due to lower wholesale sales of finished products to independent distributors.

Other financial highlights:
•	Gross margin (gross profit as a percentage of net sales) declined to 57.3% in the first quarter, from 58.3% a year ago, due to higher product acquisition costs.

•
SG&A (selling, general and administrative) expenses increased 9% in the first quarter. Excluding nonrecurring costs related to the relocation of Tiffany’s New York headquarters staff in 2011, SG&A expenses increased 11% primarily due to increased labor, store occupancy and marketing costs.

•	The effective income tax rate was 34.5% in the quarter, versus 35.6% a year ago.

•
Net inventories increased 27% to $2.2 billion at April 30, 2012 from $1.7 billion a year ago. Finished goods inventories increased 16% year-over-year due to higher product acquisition costs, expanded product assortments and new store openings, as well as some effect from the lower-than-expected sales growth. A 44% increase in raw material and work-in-process inventories reflected higher product acquisition costs, expanded rough diamond sourcing and internal manufacturing.

•	Capital expenditures were $44 million in the first quarter, versus $52 million a year ago.

•
The Company spent $46 million in the first quarter to repurchase approximately 700,000 shares at an average cost of $66.42 per share. At April 30, 2012 there was $171 million available for future repurchases under the currently authorized share repurchase plan which expires in January 2013.

•
Cash and cash equivalents and short-term investments totaled $343 million at April 30, 2012, compared with $622 million a year ago. Short-term and long-term debt totaled $834 million at April 30, 2012 and represented 35% of stockholders’ equity, compared with $687 million and 30% a year ago.

•	Last week, the Company’s Board of Directors approved a 10% increase in the quarterly dividend rate, marking the 11th increase in the past 10 years.

Mr. Kowalski added, “We are updating our forecast for the full year to reflect these first quarter results and to reflect lower near-term expectations. Although we are very early into the second quarter, worldwide sales are currently increasing by a low-single-digit percentage, reflecting difficult year-over-year comparisons and decelerating rates of economic growth in many countries. In 2011, we achieved extremely strong sales growth in the second and third quarters, especially in the Americas and Asia-Pacific regions.”

Updated Outlook for 2012:
Management’s outlook for the full year ending January 31, 2013 is based on the following assumptions (which may or may not prove valid and all of which are approximate):
a)	Worldwide net sales (in U.S. dollars) increasing 7-8%, versus the previous expectation calling for 10% growth.
b)
Adding 24 Company-operated stores including nine in the Americas, eight in Asia-Pacific, two in Europe, and commencing operation of five stores in the United Arab Emirates. Four of these stores were opened in the first quarter.

c)	The operating margin modestly below the prior year (excluding nonrecurring items recorded in 2011).
d)
Interest and other expenses, net of approximately $55 million. This forecast now includes the expected cost of additional debt incurrence for working capital, repayment of maturing debt and general corporate purposes.

e)	An effective income tax rate of 34 - 35%.
f)
Net earnings per diluted share in a range of $3.70 - $3.80. This compares with the previous forecast of $3.95 - $4.05 per diluted share; approximately $0.20 of the decrease is tied to a reduction in operating expectations and $0.05 is related to the additional debt incurrence. All of the annual earnings growth over 2011 is expected to occur in the fourth quarter, with net earnings in the second and third quarters expected to be below last year.

g)	Net inventories increasing 10%, versus a previous expectation of 15%.
h)	Capital expenditures of $240 million.

Today’s Conference Call:
The Company will hold a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its second quarter results on Monday August 27, 2012. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, products, store openings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2011 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

First Quarter 2012 vs. 2011
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	8%	– %	8%
Americas	3%	– %	3%
Asia-Pacific	17%	1%	16%
Japan	15%	2%	13%
Europe	3%	(4)%	7%
Comparable Store Sales:
Worldwide	4%	– %	4%
Americas	(1)%	(1)%	– %
Asia-Pacific	11%	1%	10%
Japan	15%	3%	12%
Europe	(4)%	(4)%	– %

Net Earnings

The accompanying press release presents net earnings and highlights prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s first quarter results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at April 30, 2012. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to the non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Three Months Ended April 30, 2012		Three Months Ended April 30, 2011
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 81,534	$ 0.64	$ 81,063	$ 0.63
Headquarters relocation a	—	—	5,003	0.04
Net earnings, as adjusted	$ 81,534	$ 0.64	$ 86,066	$ 0.67

a           On a pre-tax basis includes charges of $213,000 within cost of sales and $8,008,000 within selling, general and administrative expenses for the three months ended April 30, 2011 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

        TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
      (Unaudited, in thousands, except per share amounts)

	Three Months Ended April 30,
	2012	2011
Net sales	$819,170	$761,018

Cost of sales	350,152	317,325

Gross profit	469,018	443,693

Selling, general and administrative expenses	334,033	307,727

Earnings from operations	134,985	135,966

Interest and other expenses, net	10,554	10,147

Earnings from operations before income taxes	124,431	125,819

Provision for income taxes	42,897	44,756

Net earnings	$81,534	$81,063

Net earnings per share:

Basic	$0.64	$0.64
Diluted	$0.64	$0.63

Weighted-average number of common shares:

Basic	126,723	127,601
Diluted	128,178	129,381

 TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
   (Unaudited, in thousands)

	April 30,	January 31,	April 30,
	2012	2012	2011
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$343,029	$442,190	$622,320
Accounts receivable, net	181,641	184,085	175,926
Inventories, net	2,189,869	2,073,212	1,720,895
Deferred income taxes	91,280	83,124	49,118
Prepaid expenses and other current assets	127,295	107,064	122,694

Total current assets	2,933,114	2,889,675	2,690,953

Property, plant and equipment, net	766,874	767,174	685,457
Other assets, net	506,681	502,143	381,722

	$4,206,669	$4,158,992	$3,758,132

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$242,768	$112,973	$97,632
Current portion of long-term debt	60,357	60,822	0
Accounts payable and accrued liabilities	285,193	328,962	216,788
Income taxes payable	31,971	60,977	14,600
Merchandise and other customer credits	62,074	62,943	67,259

Total current liabilities	682,363	626,677	396,279

Long-term debt	531,244	538,352	589,255
Pension/postretirement benefit obligations	309,545	338,564	198,315
Other long-term liabilities	190,514	186,802	171,226
Deferred gains on sale-leasebacks	114,113	119,692	124,809
Stockholders' equity	2,378,890	2,348,905	2,278,248

	$4,206,669	$4,158,992	$3,758,132